STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/24/1999 991404006 - 2428225
Certificate of Amendment of Certificate of Incorporation

AYP Capital, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of AYP Capital, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said proposed amendment be submitted for action thereon to the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the FIRST Article thereof so that, as amended said Article shall be and read as follows:

"The name of this corporation shall be ALLEGHENY VENTURES, INC."

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called. Pursuant to a written consent of the sole shareholder, the sole shareholder voted the necessary number of shares as required by statute in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Alan J. Noia, its Chairman, this 24th day of September.

/s/ Alan J. Noia_________________ Alan J. Noia Chairman